March 19, 2013

Kathleen Widmer
913 N. Pennsylvania Avenue
Yardley, PA 19067
Re: Elizabeth Arden, Inc. ("Arden") 2013 Retention Payment

Dear Kathy:

          We are delighted that you have decided to stay at Elizabeth Arden to continue to execute on our important growth objectives, and we look forward to your contribution and commitment to the Company's success in the years to come. This letter will set out the details of our understanding regarding the retention payment of $635,893.05 that we will make to you before the end of this month (the "Retention Payment").

          As an incentive to encourage you to remain at Arden during the global roll-out of the Elizabeth Arden brand repositioning as well as during the next five-year phase of Arden's strategic business plan, and to ensure the availability of your talents to Arden's efforts during such time, Arden will pay you a lump sum cash Retention Payment by March 31, 2013 in the amount of $635,893.05, less applicable withholdings and deductions.

          In return, you agree that prior to July 1, 2018, you will not, directly or indirectly (other than after the occurrence of a Change of Control):

(a)

be employed or engaged as a consultant by any consumer products or beauty company that develops, manufactures, distributes, sells, markets or licenses fragrances, or mass-market or department store-sold cosmetics or mass-market or department store-sold skin care products in the United States (each such company, a "Competitor"), or

(b)	solicit, induce, recruit or encourage any Arden employees to leave their employment with Arden or to perform services for a Competitor.

          In addition, if you voluntarily leave your employment with Arden (other than after the occurrence of a Change of Control) or are terminated by Arden for Cause prior to July 1, 2018 or fail to comply with the commitments in the preceding paragraph, in addition to all other remedies

Kathleen Widmer
March 19, 2013

available to us, you agree that you will forfeit and reimburse Arden for the full gross amount of the Retention Payment (i.e., $635,893.05). The terms "Change of Control" and "Cause" are each defined in Appendix A.

          Further, if Arden terminates your employment prior to July 1, 2018, under circumstances giving rise to severance or separation payments under our policies or practices regarding severance (other than after the occurrence of a Change of Control), you agree that any severance or separation payment payable to you will be reduced by the gross amount of the Retention Payment that you will already have received in March 2013.

          Please note that this letter agreement and the Retention Payment are not intended to constitute an employment agreement between you and Arden, and you will continue to be considered an employee "at will," meaning that Arden or you may end the employment relationship at any time, subject to compliance with the promises included in this letter agreement.

          This agreement is governed by the laws of the State of Florida without giving effect to any conflict of law provisions of the State of Florida or any other jurisdiction.  We agree that any disputes arising under this agreement will be litigated in the federal or state courts located in Broward County, Florida, and that we each irrevocably submit to the personal and exclusive jurisdiction of such courts. We each agree that venue would be proper in any of such courts and waive any objection on the basis of improper or inconvenient forum.  We each agree not to seek a jury trial in any action or court proceeding arising under this agreement. You agree that the mailing by certified or registered mail, return receipt requested, to the last home address that we have on file for you of any process or summons will constitute valid and lawful service of process against you, without the necessity for service by any other means. If any of the terms of this agreement is declared unenforceable, such term shall be deemed severable, such that all other provisions, terms and clauses of this agreement shall remain valid and binding upon both parties.

          Again, we look forward to your continued contributions to Arden's future success. If the foregoing accurately reflects our mutual understanding regarding the Retention Payment, please sign the enclosed copy of this letter in the space provided below.

Sincerely,

/s/ Lita Cunningham
Lita Cunningham
Senior Vice President,
Global Human Resources

Agreed and Accepted:

/s/ Kathleen Widmer
Kathleen Widmer
Date: Mar 25, 2013
Attachment: Appendix A

Kathleen Widmer
March 19, 2013

Appendix A

"Cause," "Change of Control" and Related Definitions

The capitalized terms referenced above shall have the following meanings:

"Cause" shall mean: (a) any violation by you of Arden's Code of Business Conduct or any other material Arden policy applicable to you, including, but not limited to, confidentiality provisions; (b) your commission of an intentional act of fraud, embezzlement, theft or dishonesty against Arden; (c) your conviction of (or pleading by you of nolo contendere to) any crime which constitutes a felony, or a misdemeanor involving moral turpitude, or which, in the reasonable opinion of Arden, has caused material embarrassment to Arden; (d) the gross neglect or willful failure by you to perform your duties and responsibility in all material respects, if such breach of duty is not cured within 10 days after receipt of written notice thereof to you by Arden or its Board of Directors (the "Board"); or (e) your failure to obey the reasonable and lawful orders or instructions of the Chief Executive Officer or the Board, unless such failure is cured within 10 days after receipt of written notice thereof to you by Arden or the Board. For purposes of clause (d), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you other than in good faith and without reasonable belief that such act, or failure to act, was in the best interest of Arden.

"Change of Control" shall mean the occurrence of any of the following events:

(i)    The consummation of any transaction or series of transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of (a) 35% or more of the voting interests of Arden and (b) more of the voting interests of Arden than are, in the aggregate, beneficially owned by the Principals and their Affiliates at the time of such consummation; or

(ii)    during any period of two (2) consecutive years, the individuals who at the beginning of such period constitute Arden's Board of Directors or any individuals who would be Continuing Directors cease for any reason (other than due to death or voluntary resignation) to constitute at least a majority thereof; or

(iii)    Arden's Board of Directors shall approve a sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of Arden, and such transaction shall have been consummated; or

(iv)    Arden's Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of Arden, the consummation of which would result in the occurrence of any event described in clause (i) above, and such transaction shall have been consummated.

Kathleen Widmer
March 19, 2013

Related Definitions

"Affiliate" shall mean any person, limited liability company, corporation, partnership, association or any other entity controlling, controlled by or under common control with a person. "Control" shall mean the ownership of greater than fifty (50%) of the voting interests of such person or any other such arrangement as constitutes the possession, directly or indirectly, of power to direct or cause the direction of management or policies of any such person, corporation or entity, through ownership of voting securities, by contract or otherwise.

"Continuing Directors" shall mean (x) the directors of Arden in office as of the date of this letter (the "Effective Date") and (y) any successor to any such director and any additional director, in each case, who after the Effective Date was nominated or selected by a majority of the Continuing Directors (or the Nominating and Corporate Governance Committee of the Board of Directors of Arden consisting of Continuing Directors) in office at the time of his or her nomination or selection.

"Principals" shall mean William Tatham, E. Scott Beattie, J. W. Nevil Thomas, Fred Berens, Richard C. W. Mauran, Maura J. Clark, and A. Salman Amin.